                                                                     EXHIBIT 2.2

                             STOCKHOLDERS AGREEMENT

          This STOCKHOLDERS AGREEMENT (this "Agreement"), dated as of July 30, 2001, is made and entered into among Berkshire Hathaway Inc., a Delaware corporation ("Parent"), BX Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Purchaser"), and each party listed under the heading "STOCKHOLDER" on the signature page hereof (each a "Stockholder" and collectively, the "Stockholders");

                              W I T N E S S E T H:

          WHEREAS, as of the date hereof, each Stockholder is the beneficial owner ("beneficial owner," "beneficial ownership," "beneficially," and related terms, wherever used herein, within the meaning of Section 13(d)(1) of the Securities Exchange Act of 1934, as amended) of the number of shares of common stock, par value $.50 per share ("Company Common Stock"), of XTRA Corporation, a Delaware corporation (the "Company"), set forth opposite the Stockholder's name on Exhibit A hereto (the total number of shares of Company Common Stock beneficially owned by the Stockholder, and any other Company Common Stock or any stock option that the Stockholder acquires, as record or beneficial holder, whether by means of purchase, dividend, distribution, or otherwise, prior to the termination of this Agreement, other than the shares referred to on Exhibit B, being collectively referred to as the "Shares");

          WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent, and Purchaser are entering into an Agreement and Plan of Merger (the "Merger Agreement") of even date herewith, which (upon the terms and subject to the conditions set forth therein) provides for, among other things, a tender offer (the "Offer") by Purchaser for the Company Common Stock and the subsequent merger of Purchaser with and into the Company (the "Merger"); and

          WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Purchaser have requested each Stockholder to agree, and in order to induce Parent and Purchaser to enter into the Merger Agreement each Stockholder has agreed, to enter into this Agreement.

          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, and agreements hereinafter set forth, the parties hereto hereby agree as follows:

                                   ARTICLE I

                  STOCKHOLDERS' REPRESENTATIONS AND WARRANTIES

          Each Stockholder hereby jointly and severally represents and warrants to Parent and Purchaser as follows:

          1.1 DUE ORGANIZATION AND AUTHORIZATION. Stockholder (other than Mr. Robertson) is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is formed. Stockholder possesses the requisite power and authority to execute, deliver, and perform this Agreement, to appoint or cause to be appointed Purchaser and Parent (or any nominee thereof) as its Proxy (as defined below), and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, the appointment of Purchaser and Parent (or any nominee thereof) as Stockholder's Proxy, and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of Stockholder. This Agreement has been duly executed and delivered by or on behalf of Stockholder and constitutes a legal, valid, and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms. Stockholder consents to each other Stockholder's execution, delivery, and performance of this Agreement. There is no other beneficial owner of any of the Shares or other beneficiary or holder of any other interest in any of the Shares whose consent is required for the execution and delivery of this Agreement or for the consummation by Stockholder of the transactions contemplated hereby.

          1.2 NO CONFLICTS; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, (i) conflict with or violate the certificate or articles of incorporation, bylaws or other organizational documents of Stockholder (if Stockholder is an entity), (ii) conflict with or violate any law applicable to Stockholder or by which Stockholder or any of Stockholder's assets is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on any assets of Stockholder, including, without limitation, the Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of Stockholder's assets is bound or affected, except in the case of clauses (ii) and (iii), for such matters as would not prevent or in any way impair Stockholder's ability to perform its obligations under this Agreement.

          (b) The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, other than
(i) filings under the HSR Act and any similar foreign requirements, and (ii) any necessary filing under the Securities Exchange Act of 1934, as amended.

          1.3 TITLE TO SHARES. Stockholder is the beneficial owner of the shares of Company Common Stock as set forth opposite Stockholder's name on Exhibit A hereto (or shares beneficial ownership as set forth on Exhibit A), free and clear of any pledge, lien, security interest, mortgage, claim, proxy, voting restriction or other voting trust, agreement, understanding, or arrangement of any kind, right of first refusal or other limitation on disposition, adverse claim of ownership, or other encumbrance of any kind, other than restrictions imposed by securities laws or pursuant to this Agreement or as set forth on Exhibit A. Exhibit A also sets forth the record owner of the Shares. As of the date hereof, Stockholder does not own beneficially or of record any other shares of Company Common Stock or option to acquire any such shares (other than as set forth on Exhibit B).

          1.4 INFORMATION FOR OFFER DOCUMENTS AND PROXY STATEMENT. None of the information relating to Stockholder and its affiliates provided in writing to Parent by or on behalf of Stockholder or its affiliates specifically for inclusion in the Schedule TO, Schedule 14D-9, Offer Documents, or Proxy Statement will, at the respective times the Schedule TO, Schedule 14D-9, Offer Documents, and Proxy Statement are filed with the SEC or are first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          1.5 ACKNOWLEDGMENT. Stockholder, on behalf of itself and its affiliates, acknowledges and agrees that neither it nor they shall be paid or shall otherwise be entitled to any broker's, finder's, financial advisor's, or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.

                                   ARTICLE II

                             STOCKHOLDERS' COVENANTS

          Each Stockholder hereby jointly and severally covenants to Parent and Purchaser as follows:

          2.1 VOTING OF SHARES. Stockholder hereby agrees that from the date hereof until the termination of the Agreement pursuant to Section 4.2 (the "Term"), at any meeting of the stockholders of the Company however called and in any action by written consent of the stockholders of the Company, Stockholder shall vote (or direct the record owner of its Shares to vote) its Shares (i) in favor of the Merger and the Merger Agreement, (ii) against any Takeover Proposal and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could reasonably be expected to result in any of the Company's obligations under the Merger Agreement not being fulfilled, any change in the composition of the board of directors of the Company (except as contemplated by the Merger Agreement), any change in the present capitalization of the Company or any amendment to the Company's corporate structure or business, or any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by this Agreement or the Merger Agreement or the likelihood of such transactions being consummated and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of shareholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including documents enabling Parent and Purchaser or their nominee(s) to vote the Shares directly.

          2.2 PROXY. Stockholder hereby revokes all prior proxies or powers of attorney with respect to any of its Shares. During the Term, Stockholder hereby constitutes and appoints Parent and Purchaser, or any nominee designated by Parent and Purchaser, with full power of substitution and resubstitution at any time during the Term, as its true and lawful attorney and proxy ("Proxy"), for and in its name, place, and stead, in the Proxy's discretion to demand that the Secretary of the Company call a special meeting of the stockholders of the Company for the purpose of considering any matter referred to in Section 2.1 and to vote each Share held by Stockholder as its Proxy in respect of any such matter, at every annual, special, adjourned, or postponed meeting of the stockholders of the Company, including the right to sign its name as stockholder (or to direct the record owner to sign its name as stockholder) to any consent, certificate, or other document relating to the Company that the law of the State of Delaware might permit or require. THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM. Stockholder will take such further action and execute such other documents as may be necessary to effectuate the intent of this Section 2.2.

          2.3 TENDER. Stockholder hereby agrees to tender or cause to be tendered in the Offer, prior to the Expiration Date, all Shares owned beneficially and of record by it. Stockholder hereby acknowledges and agrees that Parent's and Purchaser's obligation to accept for payment and pay for such Shares in the Offer is subject to the terms and conditions set forth in Annex A to the Merger Agreement.

          2.4 RESTRICTIONS ON TRANSFER, PROXIES AND NON-INTERFERENCE. Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares, (ii) grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares, or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling Stockholder from performing Stockholder's obligations under this Agreement.

          2.5 DISCLOSURE. Stockholder hereby authorizes Parent and Purchaser to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC), its identity, its ownership of Company Common Stock or any other securities issued by the Company, and the nature of its commitments, arrangements, and understandings under this Agreement.

          2.6 NO SOLICITATION. Stockholder covenants and agrees that, during the Term, it shall not, directly or indirectly, solicit, initiate, knowingly encourage, or take any other action designed to facilitate any inquiries or the making of any proposal from any person (other than from Parent or Purchaser) relating to (i) any acquisition of any Shares or (ii) any transaction that constitutes a Takeover Proposal. Stockholder further covenants and agrees that, during the Term, it shall not participate in any discussions or negotiations (except with Parent or Purchaser) regarding, or furnish to any person (other than Parent or Purchaser or if required by law or compelled by subpoena or similar legal process) any information with respect to, or otherwise cooperate in any way with, or assist or participate in or facilitate or encourage, any effort or attempt by any person (other than Parent and Purchaser) to make, any transaction that may constitute a Takeover Proposal. Stockholder immediately shall cease and cause to be terminated any existing discussions or negotiations of Stockholder and its agents or other representatives with any person (other than Parent and Purchaser) with respect to any of the foregoing. Stockholder shall notify Parent and Purchaser promptly of any specific proposal or offer made to

Stockholder relating to a Takeover Proposal, or any substantive inquiry or contact made to Stockholder specifically relating to a Takeover Proposal, and shall, in any such notice to Parent and Purchaser, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry, or contact and the material terms and conditions of such proposal, offer, inquiry, or contact.

          2.7 SEPARATE SHARES. At Parent's request, after the public announcement of the Merger Agreement and this Agreement, Mr. Robertson will recommend to the record owner of the shares referred to on Exhibit B that such record owner execute and deliver a counterpart of this Agreement or substantially similar agreement with respect to such separate shares.

                                   ARTICLE III

                            COMPANY SECURITIES OPTION

          3.1 GRANT OF OPTION. In order to induce Parent and Purchaser to enter into the Merger Agreement, each Stockholder hereby grants to Parent and Purchaser an irrevocable option (each such option, an "Option") to purchase such Stockholder's Shares at a price per Share (the "Offer Price") equal to $55.00 in cash or if a higher price is paid or to be paid by Parent or Purchaser pursuant to the Offer or the Merger or prior to the termination of this Agreement pursuant to Section 4.2 below, such higher price, but excluding any price paid to any shareholder who exercises dissenters' rights in connection with the Merger. Each Option shall be exercisable pursuant to the terms of Section 3.2 below. If any Option is exercised, each other Option will be exercised.

          3.2 EXERCISE OF OPTION. Each Option shall become exercisable, in whole but not in part, for all Shares subject thereto (less any such Shares which Purchaser has accepted for payment or paid for in the Offer) at the earlier of
(x) the termination of the Merger Agreement pursuant to Sections 7.1(c)(ii) or 7.1(d)(ii) thereof prior to the Expiration Date or (y) the Expiration Date (including any extensions thereof but not including any subsequent offering period). If the Options became exercisable upon the occurrence of the Expiration Date, the Options may be exercised only if Purchaser has accepted for payment all shares of Company Common Stock tendered and not withdrawn in the Offer. Each Option shall remain exercisable for a period of fifteen (15) days after the date on which the Option becomes exercisable; provided, however, that if all waiting
                                         --------  -------
periods under the HSR Act or other applicable law shall have not expired or been terminated by the end of such fifteen (15) day exercisability period, the exercisability period shall automatically be extended to expire at the close of business on the second business day after all such waiting periods have expired or terminated, but in no event for more than an additional fifteen (15) days. If the Options do not become exercisable under this Section 3.2 due to (a) the termination or withdrawal of the Offer prior to the Expiration Date (including all extensions thereof) for any reason other than termination of the Merger Agreement pursuant to Sections 7.1(c)(ii) or 7.1(d)(ii) thereof, or (b) the failure of Purchaser (in the absence of any termination or withdrawal of the Offer) to accept for payment (within the time periods required by law and the terms of the Offer) all shares of Company Common Stock tendered and not withdrawn in the Offer, the Options shall be deemed to have expired upon such termination, withdrawal, or failure. In the event that Parent or Purchaser wishes to exercise the Options, Parent or Purchaser, prior to the expiration thereof, shall send a written notice to each

Stockholder identifying the place for the closing of such purchase at least two
(2) business days prior to such closing.

          3.3 SUBSEQUENT SALE. If, prior to the earlier of (i) the Effective Time and (ii) the date which is eighteen (18) months after the exercise of the Options, Parent or any of its affiliates (including Purchaser) sells (including sale by virtue of a merger) any or all of the Shares purchased upon exercise of the Options to an unaffiliated party (a "Subsequent Sale") at a per share price in excess of the Offer Price (the "Subsequent Sale Price"), then Parent or its affiliate will pay to the Stockholder from whom such Shares were purchased, within five (5) days of receipt of payment by Parent or its affiliate for such Shares, an amount equal to the excess of the Subsequent Sale Price over the Offer Price multiplied by the number of Shares sold in the Subsequent Sale. If fewer than all of the Shares so purchased are sold, Parent or its affiliate will pay such amount to the Stockholders pro rata in proportion to the number of Shares purchased from them respectively

                                   ARTICLE IV

                                  MISCELLANEOUS

          4.1 DEFINITIONS. Terms used but not otherwise defined in this Agreement, have the meanings assigned to such terms in the Merger Agreement, as it may be amended from time to time.

          4.2 TERMINATION. This Agreement shall terminate and be of no further force and effect (i) by the written mutual consent of the parties hereto or (ii) automatically and without any required action of the parties hereto upon the earliest to occur of (A) the Effective Time, (B) the closing of the exercise of the Options or the expiration of the Options, whichever occurs earlier, (C) the termination of the Merger Agreement in accordance with its terms, other than a termination pursuant to Sections 7.1(c)(ii) or 7.1(d)(ii) thereof, (D) the amendment of the Merger Agreement without the written consent of the Stockholders that (x) provides for a reduction in the Offer Price below $55.00;
(y) changes the form of the Offer Price to other than cash or (z) otherwise is material and adverse to the Stockholders, and (E) December 1, 2001; provided,
                                                                    --------
however, that if the Options are exercised, Sections 1.1, 1.2 and 1.3, Article
-------
III, and Article IV shall survive and continue in force and effect. The termination of this Agreement shall not relieve any party hereto from any liability for any breach of this Agreement prior to termination.

          4.3 EXPENSES. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

          4.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon hand delivery,
(ii) upon confirmation of receipt of facsimile transmission, (iii) upon confirmed delivery by a standard overnight courier, or (iv) after five (5) business days if sent by registered or certified mail, postage prepaid, return receipt requested, to the following address or to such other address that a party hereto might later specify by like notice:

          (a)  If to Parent or Purchaser, to:

               Berkshire Hathaway Inc.
               1440 Kiewit Plaza
               Omaha, Nebraska 68131
               Attention:  Marc Hamburg
               Telecopy:  (402) 346-3375

               with copies to:

               Munger, Tolles & Olson LLP
               355 South Grand Avenue, 35th Floor
               Los Angeles, California  90071-1560
               Attention: R. Gregory Morgan
               Telecopy: (213) 687-3702

          (b)  If to Stockholders, to:

               Tiger Management Corporation
               101 Park Avenue
               New York, New York 10178
               Attention:
               Telecopy:

               with copies to:

               Fried, Frank, Harris, Shriver & Jacobson
               1001 Pennsylvania Ave., NW
               Washington, DC  20004
               Attention:  Karl Groskaufmanis
               Telecopy: (202) 639-7008

               and

               Fried, Frank, Harris, Shriver & Jacobson
               One New York Plaza
               New York, New York  10004
               Attention:  Aviva Diamant
               Telecopy: (212) 859-4000



          4.5 SEVERABILITY. In the event that any provision in this Agreement is held invalid, illegal, or unenforceable in a jurisdiction, such provision shall be modified or deleted as to the jurisdiction involved but only to the extent necessary to render the same valid, legal, and enforceable. The validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality, or enforceability of such provision be affected thereby in any other jurisdiction.

          4.6 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect thereto.

          4.7 ASSIGNMENT. No party may assign or delegate this Agreement or any right, interest, or obligation hereunder, provided that Parent or Purchaser, in its sole discretion, may assign or delegate its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent without obtaining the consent of any other party hereto; provided further that any such assignment or delegation shall not relieve Parent or Purchaser from liability hereunder.

          4.8 NO THIRD-PARTY BENEFICIARIES. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by only the parties hereto, their respective successors, and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person, other than the parties hereto, their respective successors, and permitted assigns, any rights, remedies, obligations, or liabilities of any nature whatsoever.

          4.9 WAIVER OF APPRAISAL RIGHTS. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger.

          4.10 FURTHER ASSURANCE. Each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

          4.11 CERTAIN EVENTS. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement.

          4.12 NO WAIVER. The failure of any party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available at law or in equity, the failure of any party hereto to insist upon compliance by any other party hereto with its obligations hereunder, or the existence of any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power, or remedy or to demand such compliance.

          4.13 SPECIFIC PERFORMANCE. The parties hereto acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that an aggrieved party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law, or in equity.

          4.14 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to provisions thereof relating to conflicts of law.

          4.15 HEADINGS. The descriptive headings in this Agreement were included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          4.16 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed in a manner sufficient to bind them as of the date first written above.

          Berkshire Hathaway Inc.

          By:  /s/ Marc D. Hamburg
               --------------------------------
          Its:  Vice President
                -------------------------------

          BX Merger Sub Inc.

          By:  /s/ Marc D. Hamburg
               --------------------------------
          Its:  President
                -------------------------------

          Stockholders

          /s/ Julian H. Robertson, Jr.
          --------------------------------
          Julian H. Robertson, Jr.

          Tiger Management Corporation

          By:  /s/ Steven C. Olson
               --------------------------------
          Its:  Treasurer
                -------------------------------

          Tiger Management L.L.C.

          By:  /s/ Steven C. Olson
               --------------------------------
          Its:  Treasurer
                -------------------------------

          Tiger Performance L.L.C.

          By:  /s/ Steven C. Olson
               --------------------------------
          Its:  Treasurer
                -------------------------------

                                    EXHIBIT A



                                                          No. of Shares of
                                                          ----------------
Name                                                    Company Common Stock
----                                                    --------------------

Tiger Management L.L.C.                                      2,256,000

Tiger Performance L.L.C.                                       919,594

Tiger Management Corporation                                 3,175,594*



--------------------------------------------------------------------------------

*The Shares shown for Tiger Management Corporation ("TMC") include all of the Shares for each of Tiger Management L.L.C. ("TMLLC") and Tiger Performance L.L.C. ("TPLLC"). Tiger Management Corporation is the senior managing member of TMLLC and TPLLC, which are investment managers to certain funds. TMLLC and TPLLC have the sole power to vote, direct the voting, dispose and direct the disposition of the respective Shares shown above, but the funds have the economic interest in the Shares. TMC, as the senior managing member of TMLLC and TPLLC, and Julian Robertson, Jr., as controlling person of TMC, TMLLC and TPLLC, may also be deemed to be the beneficial owner of the Shares. The record owner of the Shares is Depositary Trust Company for the account of a brokerage firm.

                                   EXHIBIT B


                                                               No. of Shares of
                                                               ----------------
Name                                                        Company Common Stock
----                                                        --------------------

Trust for the benefit of Julian H. Robertson, Jr.,                 13,000
 Bank of America, N.A., as trustee.

Trust for the benefit of Alexander Tucker Robertson,                2,500
 Bank of America, N.A,. as trustee.

Trust for the benefit of Julian H. Robertson III,                   3,500
 Bank of America, N.A., as trustee.

Trust for the benefit of Julian Spencer Robertson,                  4,500
 Bank of America, N.A., as trustee.